Exhibit 21.1

List of Subsidiaries of VM Holding S.A

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Capim Branco Energia	Brazil

Consórcio UHE Igarapava	Brazil

Compañía Minera Atacocha S.A.A.	Peru

Compañía Minera Milpo S.A.A.	Peru

Compañía Minera Shalipayco S.A.C.	Peru

Cia Magistral S.A.C.	Peru

Cia Minera Doña Isabel Ltda.	Peru

Cia Minera Gaico S.A.	Peru

Inversiones Garza Azul S.A.C.	Peru

Incpac Holding Limited	British Virgin Islands

L.D.Q.S.P.E. Empreendimentos e Participações Ltda.	Brazil

L.D.R.S.P.E. Empreendimentos e Participações Ltda.	Brazil

L.D.O.S.P.E. Empreendimentos e Participações Ltda.	Brazil

Milpo Andina Peru S.A.C.	Peru

Milpo UK Limited	United Kingdom

Minera Bongará S.A.	Peru

Mineria Cerro Colorado S.A.C.	Peru

Minera Chambará S.A.C.	Peru

Minera Pampa de Cobre S.A.C.	Peru

Mineração Dardanelos Ltda.	Brazil

Mineração Santa Maria Ltda.	Brazil

Otavi Mining Investments (Pty)	Namibia

Otjitombo Mining Proprietary Ltd.	Namibia

Rayrock Antofagasta S.A.C.	Chile

SMRL Ltda. Pepita 1	Peru

SMRL CMA nº 54	Peru

Votorantim Andina S.A.	Chile

Votorantim Investimento Latino Americano S.A.	Brazil

Votorantim GMBH	Austria

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Votorantim Metais - Cajamarquilla S.A.	Peru

Votorantim Metais Zinco S.A.	Brazil

Votorantim Metals Canada Inc.	Canada

Votorantim Metals Namibia Ltd.	Namibia

Votorantim US. Inc.	United States